Exhibit 99.1

Egalet to Present Data from Abuse-Deterrence Studies at PainWeek 2014 in Las Vegas

—Two poster presentations from Category 1 abuse-deterrence studies support Egalet-001 abuse-deterrent characteristics—

Las Vegas, Nev. — Sept 4, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) announces data presentations on Egalet-001, an abuse-deterrent, extended-release, oral morphine product candidate, at PAINWeek 2014 in Las Vegas September 2 to 6.

Egalet-001 was created using the Egalet Guardian™ Technology and was designed to resist common methods of abuse and specifically manipulation by injection, the leading method of abuse for morphine.  This abuse-deterrent, extended-release morphine is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.

“The data presented supports Egalet-001’s strong abuse-deterrent characteristics, resisting not only common methods of physical and chemical manipulation, but also demonstrating the product candidate cannot be drawn into a syringe to be injected which would deter one of the most common methods of morphine abuse—abuse via injection” said Edward J. Cone, Ph.D., Principal Scientist, Drug Delivery and Abuse Deterrent Drug Products, Pinney Associates, who is presenting some of the data at PAINWeek 2014. “With the growing prescription medication abuse problem in the U.S., it is essential that we have prescription medicines, such as Egalet-001, with characteristics to deter abuse to help decrease the annual number of prescription drug-related deaths which currently surpass the number of deaths by motor vehicles.”

The data being presented was from the Category 1 abuse deterrence studies for Egalet-001.  The purpose of these studies was to perform a comprehensive, laboratory assessment of physical and chemical manipulation of Egalet-001 as compared to MS Contin® (morphine sulfate controlled-release) based on the Food and Drug Administration’s (FDA) 2013 draft guidance. The results are being presented in two poster presentations today from 6:30 pm to 8:30 PST, one by Dr. Cone and the other by Karsten Lindhardt, Ph.D., vice president research and development at Egalet.

Abstract Highlights

•                  Egalet-001 demonstrated greater resistance to common forms of physical and chemical manipulation as compared to MS Contin;

•                  Egalet-001 resisted crushing in order to swallow, snort or smoke, and dissolving in order to inject which is one of the most common methods of abuse of morphine-based products

•                  Egalet-001 displayed extreme resistance to crushing and grinding with all household tools used in the study, whereas the comparator was easily converted to a fine powder;

•                  Pre-treatment of Egalet-001 by thermal stressing or freezing did not alter its resistance to physical manipulation attempts

•                  Egalet-001 tablets resisted all extraction attempts and maintained extended release characteristics throughout the studies; and

•                  Extreme gelling of Egalet-001 occurred after exposure to all aqueous solvents, which indicates that Egalet-001 will not be injectable.

About Egalet-001

Egalet-001 was created using our Guardian™ Technology and was designed to resist common methods of abuse and specifically manipulation by injection, the leading method of abuse for morphine. In the U.S., Morphine is the most commonly prescribed extended-release opioid with 7.1 million prescriptions written for extended-release oral morphine in calendar year 2013 up from 5.8 million prescriptions written in 2009 according to IMS. With no abuse-deterrent, extended release morphine products currently available, if approved, Egalet-001 will address this unmet need.  Egalet is conducting studies to establish Egalet-001’s abuse-deterrent properties, with the goal of obtaining abuse-deterrent claims in the product label in accordance with the draft FDA Guidance titled “Abuse-Deterrent Opioids - Evaluation and Labeling.”

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse. Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed.  Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications.  Using the proprietary Guardian™ Technology the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation.  The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient.  The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. With no abuse-deterrent formulations of morphine currently available, Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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